Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Dave Spille	Warren Brown
VP, Investor Relations	VP, Strategic Communications
Deltek, Inc.	Deltek, Inc.
703.885.9423	703.885.9746
davespille@deltek.com	warrenbrown@deltek.com

DELTEK ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

Earnings Per Share Expected to be $0.16 to $0.17

HERNDON, Va. – October 15, 2008 – Deltek, Inc. (Nasdaq: PROJ), the leading provider of enterprise applications software for project-focused businesses, today announced preliminary financial results for its third quarter ended September 30, 2008.

For the third quarter, Deltek expects to report license revenue of $18.0 to $18.5 million, compared to guidance of $22 to $23 million. Total revenue for Q3 2008 is expected to be $70 to $71 million, compared to guidance of $74 to $75.5 million.

GAAP EPS is expected to be $0.16 to $0.17 per diluted share, compared to guidance of $0.14 to $0.15 per diluted share. Included in these results is approximately $2.5 million of income tax savings, as a result of recently implemented international tax planning initiatives, along with other income tax credits, deductions and adjustments.

Non-GAAP EPS is expected to be $0.21 to $0.22 per diluted share, compared to guidance of $0.19 to $0.20 per diluted share. Q3 non-GAAP EPS results exclude approximately $2.3 million of pre-tax expenses related to stock-based compensation and approximately $1.5 million for the amortization of acquired intangible assets, which includes $0.6 million for the recent acquisition of the MPM solutions and related assets.

Deltek expects to report operating cash flow of approximately $14 million in Q3. Cash and cash equivalents at quarter-end are expected to total approximately $29 million, reflecting the use of approximately $16 million for the MPM acquisition.

“In Q3, we experienced double-digit license revenue growth from our government contracting customers. However, sales to our architecture and engineering customers were below our expectations as the rapidly accelerating macro economic uncertainty resulted in delayed purchasing decisions by a significant number of our A&E customers,” said Kevin Parker, president and CEO of Deltek. “We continue to be engaged with the vast majority of these customers and anticipate, with the return of a level of economic stability, that these deals will close in the coming quarters.”

“Given the difficult economic environment, we are pleased with our results as our government contracting market remained strong, and we exceeded our EPS guidance due to a combination of strong margins, cost savings and tax planning initiatives.”

Conference Call Information

Deltek will host a conference call to discuss final third quarter 2008 results on November 6, 2008 at 5:00 p.m. Eastern Time. To access this call, dial 1-877-381-6419 in North America and 1-706-643-9496 outside North America. The conference call also will be available via webcast at http://investor.deltek.com. A replay of this call will be available through November 13, 2008. To access this replay, dial 1-800-642-1687 in North America and 1-706-645-9291 outside North America. The confirmation number is 68882972.

About Deltek

Deltek (NASDAQ: PROJ) is the leading provider of enterprise applications software designed specifically for project-focused businesses. For more than two decades, our software applications have enabled organizations to automate mission-critical business processes around the engagement, execution and delivery of projects. More than 12,000 customers worldwide rely on Deltek to measure business results, optimize performance, streamline operations and win new business. For more information, visit www.deltek.com.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including Non-GAAP EPS. Non-GAAP EPS is defined as GAAP net income before the net-of-tax impact of stock-based compensation, retention payments associated with the Company’s 2005 recapitalization, amortization of acquired intangible assets, New Mountain Capital fees and restructuring charges divided by the weighted average number of diluted shares.

The Company believes that the presentation of these non-GAAP financial measures provides useful information to its investors and lenders because these measures enhance their overall understanding of the Company’s financial performance and the prospects for the future of the Company’s ongoing business operations. The Company believes that by reporting these measures, it provides insight and consistency in its financial reporting and presents a basis for comparison of its business operations between current, past and future periods. In addition, the measures provide a basis for the Company to compare its financial results to those of other comparable publicly traded companies and are used by its management team to plan and forecast its business.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with U.S. GAAP and may be different from non-GAAP financial measures used by other companies.

Forward-Looking Statements

This press release and related conference call contain forward-looking statements that involve substantial risks and uncertainties. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would” or similar words. You should consider these statements carefully because they discuss our plans, targets, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. Our actual results may differ materially from the expectations we describe in our forward-looking statements. Factors or events that could cause our actual results to materially differ may emerge from time to time, and it is not possible for us to accurately predict all of them. Before you invest in our common stock, you should be aware that the occurrence of any such event or of any of the additional events described as risk factors in the Company’s filings with the Securities and Exchange Commission could have a material adverse effect on our business, results of operation and financial position. Any forward-looking statement made by us in this press release or related conference call speaks only as of the date on which we make it. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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